EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							25-009

Date: July 23, 2025	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2025 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $2.6 million, or $(0.02) per diluted share, for the second quarter 2025 compared to net income of $3.1 million, or $0.02 per diluted share, for the first quarter 2025 and net income of $32.3 million, or $0.21 per diluted share, for the second quarter 2024.  Helix reported Adjusted EBITDA1 of $42.4 million for the second quarter 2025 compared to $52.0 million for the first quarter 2025 and $96.9 million for the second quarter 2024.

For the six months ended June 30, 2025, Helix reported net income of $0.5 million, or $0.00 per diluted share, compared to net income of $6.0 million, or $0.04 per diluted share, for the six months ended June 30, 2024.  Adjusted EBITDA for the six months ended June 30, 2025, was $94.4 million compared to $143.9 million for the six months ended June 30, 2024.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2025	6/30/2024	3/31/2025	6/30/2025	6/30/2024
Revenues	$302,288	$364,797	$278,064	$580,352	$661,008
Gross Profit	$14,948	$75,486	$27,538	$42,486	$95,040
	5%	21%	10%	7%	14%
Net Income (loss)	$(2,598)	$32,289	$3,072	$474	$6,002
Basic Earnings (Loss) Per Share	$(0.02)	$0.21	$0.02	$0.00	$0.04
Diluted Earnings (Loss) Per Share	$(0.02)	$0.21	$0.02	$0.00	$0.04
Adjusted EBITDA[1]	$42,430	$96,895	$51,985	$94,415	$143,885
Cash and Cash Equivalents	$319,743	$275,066	$369,987	$319,743	$275,066
Net Debt[1]	$(8,131)	$43,563	$(58,878)	$(8,131)	$43,563
Cash Flows from Operating Activities	$(17,133)	$(12,164)	$16,442	$(691)	$52,320
Free Cash Flow[1]	$(21,603)	$(16,153)	$11,954	$(9,649)	$45,089

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our second quarter results reflect marginal seasonal increases in activity levels in the North Sea and Gulf of America shelf as well as a full quarter of operations on the Q7000 in Brazil.  The quarterly improvements were more than offset by the negative impacts of the planned regulatory docking of the Q5000 and the return transit of the Q4000 from its Nigeria project.  The macro and geopolitical volatility experienced during the second quarter has created significant uncertainties in the market, with customers scaling back spending and pushing work into 2026 and beyond.  While we expect significant improvements in our third quarter financial performance, with a lack of visibility in the fourth quarter as projects get pushed to the right, we have risk-assessed our 2025 outlook accordingly.  Even with a challenging and disappointing backdrop, we have positioned Helix to generate meaningful free cash flow this year, and we continued to execute our share repurchase plan with 4.6 million shares repurchased during the second quarter.  We are seeing some positive signs in the market, with work starting to be secured in the North Sea well intervention market for 2026, a multi-year MSA with Exxon for our Shallow Water segment and a multi-year 800-day minimum commitment trenching contract secured in the North Sea for our Robotics segment.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2025	6/30/2024	3/31/2025	6/30/2025	6/30/2024
Revenues:
Well Intervention	$156,786	$217,761	$198,374	$355,160	$429,061
Robotics	85,572	81,249	51,042	136,614	131,558
Shallow Water Abandonment	50,618	50,841	16,818	67,436	77,694
Production Facilities	17,081	25,400	19,837	36,918	49,552
Intercompany Eliminations	(7,769)	(10,454)	(8,007)	(15,776)	(26,857)
Total	$302,288	$364,797	$278,064	$580,352	$661,008

Income (Loss) from Operations:
Well Intervention	$(16,430)	$29,299	$19,970	$3,540	$47,978
Robotics	19,044	28,400	5,347	24,391	33,850
Shallow Water Abandonment	(357)	(281)	(13,441)	(13,798)	(12,709)
Production Facilities	4,425	9,097	6,944	11,369	7,554
Corporate / Other / Eliminations	(9,834)	(13,322)	(10,648)	(20,482)	(24,756)
Total	$(3,152)	$53,193	$8,172	$5,020	$51,917

Segment Results

Well Intervention

Well Intervention revenues decreased $41.6 million, or 21%, during the second quarter 2025 compared to the prior quarter primarily due to lower utilization and lower integrated project revenues in the Gulf of America, offset in part by higher utilization on the Q7000 in Brazil and higher seasonal utilization in the North Sea during the second quarter 2025.  Revenues on the U.S.-based vessels decreased during the second quarter 2025 as the Q4000 spent approximately 45 days transiting back to the Gulf of America and demobilizing after completing its Nigeria project in early April, and the Q5000 underwent an approximate 57-day planned regulatory docking.  Revenues on the Q4000 also decreased during the second quarter due to lower integrated project revenues following the completion of the Nigeria project.  Revenues on the Q7000 increased as the vessel had a full quarter under contract in Brazil during the second quarter compared to the prior quarter where the vessel had only six days of revenue following its regulatory docking and mobilization.  Revenues also increased in the North Sea as expected with seasonally higher utilization during the second quarter on the Well Enhancer, although the Seawell remained warm-stacked throughout the quarter.  Overall Well Intervention vessel utilization increased to 72% during the second quarter 2025 compared to 67% during the prior quarter.  Compared to the prior quarter, utilization during the second quarter included a higher number of paid transit, mobilization and demobilization days for which revenues have either been deferred or have already been recognized.  Well Intervention operating income decreased $36.4 million during the second quarter 2025 compared to the prior quarter.  The decrease was due primarily to lower segment revenues and higher costs on the Q7000 with a full quarter of operations, offset in part by cost deferrals on the Q5000 during its planned regulatory docking during the second quarter 2025.

Well Intervention revenues decreased $61.0 million, or 28%, during the second quarter 2025 compared to the second quarter 2024.  The decrease was primarily due to lower utilization on the Seawell and in the Gulf of America, offset in part by higher rates in Brazil during the second quarter 2025.  Revenues decreased on the Seawell, which was warm stacked during the second quarter 2025 compared to being fully utilized during the second quarter 2024.  Revenues were lower on the Gulf of America vessels due to fewer operational days on the Q4000, which incurred higher transit and demobilization days, and due to lower utilization on the Q5000, which underwent an approximate 57-day planned regulatory dry dock during the second quarter 2025.  Revenues increased in Brazil during the second quarter 2025 as the Siem Helix 1 and Siem Helix 2 operated at higher contractual rates compared to the second quarter 2024.  Overall Well Intervention vessel utilization decreased to 72% during the second quarter 2025 compared to 94% during the second quarter 2024.  Well Intervention operating income decreased $45.7 million during the second quarter 2025 compared to the second quarter 2024 primarily due to lower revenues, offset in part by lower vessel costs from stacking the Seawell and cost deferrals on the Q5000 docking during the second quarter 2025.

Robotics

Robotics revenues increased $34.5 million, or 68%, during the second quarter 2025 compared to the prior quarter.  The increase in revenues was due to seasonally higher vessel days and trenching and ROV utilization compared to the prior quarter.  During the second quarter 2025, chartered vessel activity increased to 537 days, or 95% utilization, compared to 244 days, or 67% utilization, and ROV and trencher utilization increased to 62% compared to 51% during the prior quarter.  Integrated vessel trenching increased to 157 days during the second quarter 2025 compared to 135 days during the prior quarter.  During the second quarter 2025, we launched our third IROV boulder grab, and site clearance operations using our IROV boulder grabs generated 190 days of utilization compared to 21 days during the prior quarter.  Robotics operating income increased $13.7 million during the second quarter 2025 compared to the prior quarter primarily due to higher revenues, offset in part by increased vessel charter costs, during the second quarter 2025.

Robotics revenues increased $4.3 million, or 5%, during the second quarter 2025 compared to the second quarter 2024.  The increase in revenues was primarily due to increased chartered vessel and site clearance activities, offset in part by a reduction in ROV and trencher utilization compared to the second quarter 2024.  The second quarter 2025 included 537 chartered vessel days, which included 190 days of site clearance operations using three IROV boulder grabs, compared to 528 chartered vessel days, which included 78 days of site clearance operations using two IROV boulder grabs, during the second quarter 2024.  The second quarter 2025 also included 91 days of trenching on a third-party vessel, whereas there was no trenching from a third-party vessel during the second quarter 2024.  Offsetting the increases were reductions in integrated vessel trenching days and ROV utilization.  Integrated vessel trenching decreased to 157 days during the second quarter 2025 compared to 232 days during the second quarter 2024, and ROV utilization decreased to 64% during the second quarter 2025 compared to 80% during the second quarter 2024.  Robotics operating income decreased $9.4 million during the second quarter 2025 due to higher vessel costs and lower margins compared to the second quarter 2024.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $33.8 million, or 201%, during the second quarter 2025 compared to the prior quarter.  The increase in revenues reflected seasonally higher activity levels and utilization across all asset classes during the second quarter 2025.  Vessel utilization (excluding heavy lift) increased to 61% during the second quarter 2025 compared to 31% during the prior quarter.  Plug and Abandonment (“P&A”) and Coiled Tubing (“CT”) systems activity increased to 798 days, or 34% utilization, during the second quarter 2025 compared to 264 days, or 11% utilization, during the prior quarter.  The Epic Hedron heavy lift barge had 38% utilization during the second quarter 2025 compared to being idle during the prior quarter.  Shallow Water Abandonment generated an operating loss of $0.4 million during the second quarter 2025, an improvement of $13.1 million compared to the prior quarter primarily due to higher seasonal revenues and related operating costs during the second quarter 2025.

Shallow Water Abandonment revenues decreased $0.2 million during the second quarter 2025 compared to the second quarter 2024 primarily due to lower day rates on our vessels and P&A systems, lower heavy lift utilization and weaker contract performance during the second quarter 2025, almost entirely offset by higher system and vessel utilization (excluding heavy lift).  The Epic Hedron heavy lift barge had 38% utilization during the second quarter 2025 compared 46% utilization during the second quarter 2024.  Offsetting these decreases were higher utilization on P&A and CT systems, which increased to 798 days, or 34%, during the second quarter 2025 compared to 632 days, or 27%, during the second quarter 2024 and higher utilization on vessels (excluding heavy lift), which increased to 61% during the second quarter 2025 compared to 58% during the second quarter 2024.  Shallow Water Abandonment operating losses increased $0.1 million in the second quarter 2025 primarily due to lower revenues compared to the second quarter 2024.

Production Facilities

Production Facilities revenues decreased $2.8 million, or 14%, during the second quarter 2025 compared to the prior quarter primarily due to lower oil and gas production and prices from the Droshky field.  The Droshky field had a full quarter of production during the first quarter 2025 but was shut in for approximately one month during the second quarter 2025, and the Thunder Hawk field remained shut in during both quarters.  Additionally, oil prices were approximately $6 per barrel lower during the second quarter 2025 compared to the prior quarter.  Production Facilities operating income decreased $2.5 million during the second quarter 2025 primarily due to lower revenues compared to the prior quarter.

Production Facilities revenues decreased $8.3 million, or 33%, during the second quarter 2025 compared to the second quarter 2024 primarily due to lower oil and gas production and prices during the second quarter 2025.  During the second quarter 2025, the Thunder Hawk field remained shut in the entire quarter and the Droshky field was shut in for approximately one month, whereas both fields had a full quarter of production during the second quarter 2024.  Additionally, oil prices were approximately $15 per barrel lower during the second quarter 2025 compared to the second quarter 2024.  Production Facilities operating income decreased $4.7 million during the second quarter 2025 primarily due to lower revenues offset in part by lower production-related costs compared to the second quarter 2024.

Selling, General and Administrative and Other

Share Repurchases

Share repurchases totaled approximately 4.6 million shares of our common stock for approximately $30.0 million during the second quarter 2025.

Selling, General and Administrative

Selling, general and administrative expenses were $18.1 million, or 6.0% of revenue, during the second quarter 2025 compared to $19.4 million, or 7.0% of revenue, during the prior quarter and $22.3 million, or 6.1% of revenue, during the second quarter 2024.  The decrease in expenses during the second quarter 2025 was primarily due to lower compensation costs compared to the prior quarter and prior year.

Other Income and Expense

Other income, net was $0.4 million during the second quarter 2025 compared to other expense, net of $0.4 million during the prior quarter and other expense, net of $0.4 million during the second quarter 2024.  Other income and expense, net primarily includes net foreign currency gains and losses, respectively, related to the British pound on our U.K subsidiaries’ foreign currency positions.

Cash Flows

Operating cash flows were $(17.1) million during the second quarter 2025 compared to $16.4 million during the prior quarter and $(12.2) million during the second quarter 2024.  Second quarter 2025 operating cash flows decreased primarily due to lower earnings and higher working capital outflows compared to the prior quarter.  Second quarter 2025 operating cash flows decreased compared to the second quarter 2024 primarily due to lower earnings and higher regulatory certification costs on our vessels and systems during the second quarter 2025, offset in part by the payment of $58.3 million related to the Alliance earn-out and by higher working capital outflows during the second quarter 2024.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $16.1 million during the second quarter 2025 compared to $17.9 million during the prior quarter and $10.7 million during the second quarter 2024.

Capital expenditures, which are included in investing cash flows, totaled $4.5 million during the second quarter 2025 compared to $4.5 million during the prior quarter and $4.0 million during the second quarter 2024.

Free Cash Flow was $(21.6) million during the second quarter 2025 compared to $12.0 million during the prior quarter and $(16.2) million during the second quarter 2024.  The decrease in Free Cash Flow in the second quarter 2025 compared to the prior quarter and the second quarter 2024 was due primarily to lower operating cash flows during the second quarter 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $319.7 million at June 30, 2025.  Available capacity under our ABL facility at June 30, 2025, was $70.5 million, and total liquidity was $374.9 million, excluding $15.3 million pledged toward our ABL facility.  Consolidated long-term debt was $311.6 million at June 30, 2025, resulting in negative Net Debt of $8.1 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2025 results (see the Investor Relations page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Thursday, July 24, 2025, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website shortly after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments, including tariffs; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2025	2024	2025	2024

	(unaudited)		(unaudited)

Net revenues	$302,288	$364,797	$580,352	$661,008
Cost of sales	287,340	289,311	537,866	565,968
Gross profit	14,948	75,486	42,486	95,040
Loss on disposition of assets, net	—	—	—	(150)
Selling, general and administrative expenses	(18,100)	(22,293)	(37,466)	(42,973)
Income (loss) from operations	(3,152)	53,193	5,020	51,917
Net interest expense	(5,875)	(5,891)	(11,581)	(11,368)
Losses related to convertible senior notes	—	—	—	(20,922)
Other income (expense), net	437	(382)	80	(2,598)
Royalty income and other	(5)	94	1,411	2,000
Income (loss) before income taxes	(8,595)	47,014	(5,070)	19,029
Income tax provision (benefit)	(5,997)	14,725	(5,544)	13,027
Net income (loss)	$(2,598)	$32,289	$474	$6,002

Earnings (loss) per share of common stock:
Basic	$(0.02)	$0.21	$0.00	$0.04
Diluted	$(0.02)	$0.21	$0.00	$0.04

Weighted average common shares outstanding:
Basic	148,515	152,234	149,770	152,301
Diluted	148,515	155,024	150,539	155,072

Comparative Condensed Consolidated Balance Sheets

	June 30, 2025	Dec. 31, 2024
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$319,743	$368,030
Accounts receivable, net	327,921	258,630
Other current assets	112,735	83,022
Total Current Assets	760,399	709,682

Property and equipment, net	1,454,288	1,437,853
Operating lease right-of-use assets	314,263	329,649
Deferred recertification and dry dock costs, net	97,576	71,718
Other assets, net	46,035	48,178
Total Assets	$2,672,561	$2,597,080

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$172,255	$144,793
Accrued liabilities	104,772	90,455
Current maturities of long-term debt	9,412	9,186
Current operating lease liabilities	61,525	59,982
Total Current Liabilities	347,964	304,416

Long-term debt	302,200	305,971
Operating lease liabilities	270,119	285,984
Deferred tax liabilities	114,734	113,973
Other non-current liabilities	68,768	66,971
Shareholders' equity	1,568,776	1,519,765
Total Liabilities and Equity	$2,672,561	$2,597,080

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(in thousands)	6/30/2025	6/30/2024

	(unaudited)
Cash flows from operating activities:
Net income	$474	$6,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,871	89,824
Deferred recertification and dry dock costs	(33,931)	(20,330)
Payment of earnout consideration	—	(58,300)
Losses related to convertible senior notes	—	20,922
Working capital and other	(55,105)	14,202
Net cash provided by (used in) operating activities	(691)	52,320

Cash flows from investing activities:
Capital expenditures	(8,958)	(7,594)
Proceeds from insurance recoveries	—	363
Net cash used in investing activities	(8,958)	(7,231)

Cash flows from financing activities:
Repayments of long-term debt	(4,537)	(65,042)
Repurchases of common stock	(30,214)	(10,189)
Payment of earnout consideration	—	(26,700)
Other financing activities	(6,029)	405
Net cash used in financing activities	(40,780)	(101,526)

Effect of exchange rate changes on cash and cash equivalents	2,142	(688)
Net decrease in cash and cash equivalents	(48,287)	(57,125)
Cash and cash equivalents:
Balance, beginning of year	368,030	332,191
Balance, end of period	$319,743	$275,066

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
(in thousands, unaudited)	6/30/2025	6/30/2024	3/31/2025	6/30/2025	6/30/2024

Reconciliation from Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$(2,598)	$32,289	$3,072	$474	$6,002
Adjustments:
Income tax provision (benefit)	(5,997)	14,725	453	(5,544)	13,027
Net interest expense	5,875	5,891	5,706	11,581	11,368
Other (income) expense, net	(437)	382	357	(80)	2,598
Depreciation and amortization	45,389	43,471	42,482	87,871	89,824
EBITDA	42,232	96,758	52,070	94,302	122,819
Adjustments:
Loss on disposition of assets, net	—	—	—	—	150
General provision for (release of) current expected credit losses	198	137	(85)	113	(6)
Losses related to convertible senior notes	—	—	—	—	20,922
Adjusted EBITDA	$42,430	$96,895	$51,985	$94,415	$143,885

Free Cash Flow:
Cash flows from operating activities	$(17,133)	$(12,164)	$16,442	$(691)	$52,320
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(4,470)	(3,989)	(4,488)	(8,958)	(7,231)
Free Cash Flow	$(21,603)	$(16,153)	$11,954	$(9,649)	$45,089

Net Debt:
Long-term debt including current maturities	$311,612	$318,629	$311,109	$311,612	$318,629
Less: Cash and cash equivalents	(319,743)	(275,066)	(369,987)	(319,743)	(275,066)
Net Debt	$(8,131)	$43,563	$(58,878)	$(8,131)	$43,563